CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin California Tax-Free Income Fund of our report dated April 16, 2024, relating to the financial statements and financial highlights, which appears in the Franklin California Tax-Free Income Fund’s Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLC

San Francisco, California

June 25, 2024